                                                                     Exhibit 2.2


                           ASSET ACQUISITION AGREEMENT

                          DATED AS OF JANUARY 15, 1999

                                      AMONG

                                 ADAPTEC, INC.,

                           ADAPTEC MFG. (S) PTE. LTD.

                                       AND

                            STMICROELECTRONICS, INC.

                           ASSET ACQUISITION AGREEMENT

        This ASSET ACQUISITION AGREEMENT (this "AGREEMENT") is made and entered into as of January 15, 1999 (the "EFFECTIVE DATE"), by and among Adaptec, Inc., a Delaware corporation ("AIM"), Adaptec Mfg. (S) Pte. Ltd., a wholly-owned Singapore subsidiary of AIM ("AMS" and, together with AIM, "SELLER") and STMicroelectronics, Inc., a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

        WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, certain assets associated with Seller's Desktop Peripherals Business (as defined below), all upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, AIM desires to grant to Purchaser, and Purchaser desires to receive from AIM licenses to certain intellectual property rights of AIM in connection with the design, development and manufacture of Products and commercial exploitation of technology associated with the Desktop Peripherals Business; and

        WHEREAS, in connection with the sale of assets and grant of licenses described above, Seller will permit Purchaser to make offers of employment and hire employees of Seller who have worked in the Desktop Peripherals Business;

        NOW, THEREFORE, in consideration of the facts stated in the above recitals and of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

        SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "AFFILIATE" or "ASSOCIATE" shall have those meanings ascribed to such terms by Rule 405 promulgated under the 1933 Act.

        "ANCILLARY AGREEMENTS" means, collectively, the Bill of Sale, the Assignment and Assumption Agreement, the License Agreement, the Facilities Agreement and the Manufacturing Agreement.

        "ASSIGNMENT AND ASSUMPTION AGREEMENT" means the Assignment and Assumption Agreement substantially in the form of EXHIBIT A.

        "ASSUMED LIABILITIES" means (i) any and all liabilities of Seller under the Seller Contracts to the extent that such liabilities arise, are incurred or require performance of an action on or subsequent to the Closing Date, (ii) subject to the provisions of Section 10.4, any and all Warranty Claims (as defined in Section 10.4), and (iii) the liabilities and obligations listed on SCHEDULE 1 hereto.

        "BILL OF SALE" means the Bill of Sale substantially in the forms of EXHIBIT B.

        "BUSINESS ASSETS" means the Purchased Assets and the Licensed Assets.

        "CIRCUITS" means discrete circuits that provide one or more functionalities that are a subset of the aggregate functionalities of a Product.

        "CLOSING ACCOUNTS RECEIVABLE" means Seller's accounts receivable, unbilled receivables, notes and other amounts receivable from third parties in respect of Products sold by Seller, determined as of the date two business days prior to the Closing Date.

         "DESKTOP PERIPHERALS BUSINESS" means Seller's business of designing, developing, manufacturing, testing, marketing, licensing, selling, distributing, using, modifying, operating, installing, servicing, supporting, maintaining, repairing or otherwise using or commercially exploiting one or more of the Products or Product Designs.

        "ENCUMBRANCE" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or adverse claim of title or ownership, other than those which do not materially detract from or interfere with the ownership of the properties subject thereto.

        "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

        "EXCLUDED ASSETS" means all assets of Seller other than the Purchased Assets and the Licensed Assets, including, without limitation, (i) all Seller's cash, bank accounts and securities; (ii) all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies; (iii) claims for refunds of Taxes paid by Seller prior to the Closing Date; (iv) all assets of, or held by or with respect to, any employee benefit plan (whether or not governed by ERISA) or any trust, fund or account that is related to any such employee benefit plan or that is similar in purpose or function thereto; (v) except as otherwise provided herein, Seller's right, title and interest in the name "Adaptec" or any variation or combination thereof, or Seller's other trademarks, monograms or logos; and (vi) the assets listed on SCHEDULE 13.

        "FACILITIES AGREEMENT" means an agreement between Seller and Purchaser providing for the occupancy and use by Purchaser of certain facilities of Seller in substantially the form attached as EXHIBIT C hereto.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "INTANGIBLE ASSETS" means, collectively, the intangible assets, properties and rights of Seller listed on SCHEDULE 2 hereto.

        "INTELLECTUAL PROPERTY RIGHTS" means any and all existing or future patent rights (including patent applications and disclosures), rights of priority, mask work rights, industrial design rights, copyrights, moral rights, rights of Seller in trade secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction of the world.

        "INTERNAL REVENUE CODE" means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations (final and temporary) promulgated thereunder and the administrative pronouncements issued by the Internal Revenue Service relating thereto.

        "INVENTORY" means the finished Products described on SCHEDULE 3, as added to as a result of the creation of additional finished Products, or the repurchase of unsold Products pursuant to outstanding agreements with distributors, and/or subtracted from as a result of sales of finished Products, in each case, during the period between the Effective Date and the date two business days prior to the Closing Date. The Purchase Price shall be (x) adjusted upward in an amount equal to Seller's actual cost to manufacture the additional finished Products added to Inventory during such period (provided, that the amount of upward adjustments in respect of Products repurchased from distributors shall not exceed $250,000), (y) adjusted downward in an amount equal to Seller's actual cost to manufacture the finished Products sold during such period and (z) in the event that the Closing shall occur after January 8, 1998, adjusted upward or downward in an amount equal to the reserve applied to the Inventory on the date of determination on a basis consistent with Seller's past practice. Such additions to and subtractions from the Inventory shall be referred to herein as the "INVENTORY ADJUSTMENTS" and the net result of such upward and downward adjustments to the Purchase Price shall be referred to herein as the "NET INVENTORY PRICE ADJUSTMENT."

        "LICENSE AGREEMENT" means the Desktop Electronics Technology and Patent License Agreement between AIM and Purchaser substantially in the form of EXHIBIT D hereto.

        "LICENSED ASSETS" means the Licensed Assets and Licensed Patents collectively, as such terms are defined in the License Agreement.

        "MANUFACTURING AGREEMENT" means an agreement between Seller and Purchaser providing for the fabrication, manufacturing and testing of Products, elements and works-in progress thereof, for a period not to exceed nine months following the Closing Date, in substantially the form attached as EXHIBIT E hereto.

        "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "PRODUCTS" means the products and products under development of Seller listed in SCHEDULE 4 hereto.

        "PRODUCT DESIGN" means the particular arrangement of Circuits that comprise and implement the aggregate functionalities of a Product, as reflected in the layouts and schematic databases listed on SCHEDULE 5. For clarification, a "Product Design" does not include the particular individual Circuits included in a Product.

        "PURCHASED TECHNOLOGY DELIVERABLES" means the deliverables listed on
SCHEDULE 8.

        "PURCHASER'S DISCLOSURE LETTER" means Purchaser's Disclosure Letter dated as of the Effective Date which is being delivered to Seller concurrently with the execution of this Agreement.

        "SELLER CONTRACTS" means those leases, licenses, agreements, contracts, understandings, arrangements, commitments and purchase orders listed on SCHEDULE 6 hereto.

        "SELLER'S DISCLOSURE LETTER" means Seller's Disclosure Letter dated as of the Effective Date which is being delivered to Purchaser concurrently with the execution of this Agreement.

        "SELLER'S KNOWLEDGE" or "KNOWLEDGE OF SELLER": A particular fact or other matter shall be deemed to be within "Seller's knowledge" if any director-level or more senior officer of Seller is actually aware of such fact or other matter.

        "TANGIBLE ASSETS" means (x) the tangible personal property assets listed on SCHEDULE 7 hereto, subject to revision based upon a fixed assets inventory to be conducted within ten business days after the Effective Date, and (y) the personal computers, work stations, laboratory equipment, printers associated with personal computers, and network servers which are fully dedicated to the Desktop Peripherals Business and are not part of Seller's facilities infrastructure, which assets listed in clause (y): (1) are owned by Seller and currently utilized by Employees (as defined in Section 3.11) in the ordinary course of performing their duties for the Desktop Peripherals Business (excluding such assets used only on an incidental basis), and (2) shall not exceed $1,000,000 in aggregate value, and (3) shall be listed on a schedule to be delivered to Purchaser at the Closing. The Tangible Assets listed in clause
(y) shall not include the fabrication, manufacturing, testing or packaging equipment used in the production of the Products, telecommunications equipment (including cellular telephones and pagers), projectors, furniture, fixtures, copiers or office supplies.

        "TAX" or "TAXES" means all taxes or similar governmental charge or levy of any kind whatsoever (whether payable directly or by withholding), including without limitation, income taxes, gross receipts taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, value added taxes, documentary taxes, intangible personal property taxes, withholding taxes, real or personal property taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes, together with any related liabilities, penalties, fines, additions to tax or interest, imposed by any governmental agency.

        "THIRD PARTY ASSETS" means (i) the personal property assets, tangible and intangible, licensed or leased to Seller by third parties under certain Seller Contracts and (ii) Seller's license or other rights to such third-party assets under such Seller Contracts.

                                   ARTICLE II

                              ACQUISITION OF ASSETS

        SECTION 2.1.  Assets to Be Acquired and Licensed.

        (a) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser (or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser) and Purchaser shall purchase and acquire from Seller, free and clear of all Encumbrances, all right, title and interest in and to all of the following (collectively, the "PURCHASED ASSETS"):

            (i) the Intangible Assets (including all Intellectual Property Rights therein and thereto);

            (ii)   the Inventory (subject to the Inventory Adjustments);

            (iii)  the Product Designs;

            (iv)   the Tangible Assets;

            (v)    the Purchased Technology Deliverables;

            (vi) the right to enforce confidentiality, non-disclosure, employee invention assignment and other proprietary rights agreements between Seller and Hired Employees (as defined in Article VI below) with respect to the Desktop Peripherals Business;

            (vii) all of Seller's rights under the Seller Contracts, including Third Party Assets;

            (viii) copies of Seller's marketing and sales information, pricing, marketing plans, business plans, financial and business projections and other files and records which pertain exclusively to the Desktop Peripherals Business, but excluding any personnel files of any Employee; and

            (ix)   the goodwill associated with the foregoing.

        (b) Licensed Assets. The parties acknowledge that, in addition to the Purchased Assets, certain assets related to the Desktop Peripherals Business also are essential to other businesses conducted by Seller or licensed by Seller to third parties. Accordingly, with respect to the Licensed Assets, at the Closing, AIM shall grant to Purchaser licenses to and deliver the Licensed Assets on the terms and conditions set forth in the License Agreement.

        (c) Excluded Assets. The parties agree that Seller is not selling or assigning to Purchaser, and the Purchased Assets do not include, any of the Licensed Assets or the Excluded Assets.

        (d) Trademark License. Subject to the terms and conditions of this Agreement, as of the Closing, Seller hereby grants to Purchaser and Purchaser accepts a worldwide, nontransferable, fully-paid and royalty-free right and license under any rights Adaptec may have in the Adaptec Marks, to reproduce and affix: (i) through the end-of-life of each Product, the Adaptec trademark "AIC" to units of the Products as embedded as of the Closing Date in the mask works for such Products; (ii) for one year after the Closing Date, the Adaptec trademark "AIC" in price lists, literature and advertising for the Products; and (iii) on a Product-by-Product basis, until the sale by Purchaser of all Inventory of such Product transferred to Purchaser on the Closing Date, the Adaptec trademarks "Adaptec" and the stylized "A" logo on the device packaging for the Products (such Adaptec trademarks collectively, the "ADAPTEC MARKS"). Purchaser agrees to cease using the Adaptec Marks upon the expiration of the licenses herein granted. Purchaser acknowledges and agrees that Seller owns and will continue to own all right, title and interest in and to the Adaptec Marks and in any and all goodwill therein and thereto, whether arising as a result of Purchaser's use of the Adaptec Marks or otherwise. Purchaser hereby assigns and, if and as Seller may request in the future, agrees to assign and affirm assignment to Seller of all such right, title and interest in the Adaptec Marks and related goodwill. If requested by Seller, Purchaser will cooperate with Seller in securing any trademark registrations and other indicia of ownership for which Purchaser's cooperation is required as a matter of applicable local law as a result of Purchaser's use of the Adaptec Marks. Purchaser agrees to use the Adaptec Marks in substantially the same manner of current use by Seller unless otherwise agreed by Seller in writing. Without limiting the preceding sentence, without the prior written consent of Seller (which consent shall not be unreasonably withheld), Purchaser agrees not to combine, alter or obscure the Adaptec Marks in any way or authorize any third party to do so.

        SECTION 2.2. Liabilities Assumed and Excluded.

        (a) As a material inducement and consideration to Seller to enter into this Agreement and perform its obligations hereunder, at the Closing, Purchaser shall assume, pay, perform and discharge the Assumed Liabilities.

        (b) Except for the Assumed Liabilities, Purchaser shall not assume or otherwise become obligated to pay, perform or discharge any liabilities, debts or obligations of Seller and Seller shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all of Seller's liabilities other than the Assumed Liabilities.

        SECTION 2.3. Purchase Price; Allocation.

        (a) Purchase Price. In consideration of the sale, transfer and assignment of the Purchased Assets to Purchaser and the license of the Licensed Assets to Purchaser, Purchaser agrees to pay to Seller at the Closing the sum of
(x) $73,000,000 (seventy-three million United States dollars) plus or minus (y) the Net Inventory Price Adjustment (collectively, the "PURCHASE PRICE") in cash.

        (b) Allocation.

            (i) Purchase Price. Purchaser and Seller shall use all commercially reasonable efforts to agree upon an allocation of the Purchase Price among the Business Assets, in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code. Purchaser and Seller agree to commence discussions regarding the allocation as soon as practicable, but in no event later than 30 days, following the Closing Date. The allocation of the Purchase Price agreed upon by the parties pursuant to this Section shall be reduced to a writing executed and delivered by Seller and Purchaser to each other (the "PURCHASE PRICE ALLOCATION

AGREEMENT"). Any subsequent adjustments to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-lT(f).

            (ii) Consistent Treatment and Characterization of Amounts. For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the Purchase Price Allocation Agreement, and will not take any position inconsistent therewith in any Tax return, in any refund claim, in any litigation or otherwise, unless required to do so by a governmental authority. Seller and Purchaser shall each be responsible for the preparation of their own Section 1060 statements and forms in accordance with applicable Tax laws, and each shall execute and deliver to each other such statements and forms as are reasonably requested by the other party.

        SECTION 2.4. Closing. Subject to the terms and conditions of this Agreement, the sale, purchase, license and transfer of the Business Assets and the assumption of the Assumed Liabilities shall take place at a closing (the "CLOSING") at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California at 10:00 a.m., local time, on the second business day after the satisfaction or waiver of the conditions to Closing set forth in Article VIII or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree in writing (the day on which the Closing takes place being the "CLOSING DATE").

        SECTION 2.5. Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or Purchaser's affiliates designated by Purchaser:

        (i) all Business Assets to the facility or other location specified by Purchaser, in such manner as Purchaser directs, in each case at Seller's cost and expense; provided, that if Purchaser directs that any Business Assets be delivered to a location more than fifty miles from either Seller's facilities at Milpitas, California or Longmont, Colorado, depending on which location such Business Asset is located, such delivery shall be at Purchaser's sole cost and expense;

        (ii) executed counterparts of each Ancillary Agreement to which Seller is a party;

        (iii) (x) assignments substantially in the forms of EXHIBIT H (the "PATENT ASSIGNMENTS"), by which Seller shall assign to Purchaser the patents included in the Purchased Assets, executed on Seller's behalf by an officer of Seller with his or her execution notarized, in a form acceptable for recording with the United States Patent and Trademark Office; and (y) assignments from Seller to Purchaser of all registered mask works included in the Purchased Assets, duly executed on behalf of Seller by an officer and notarized, and in a form acceptable for recording with the United States Copyright Office in substantially the forms of EXHIBIT I attached hereto (the "MASK WORK ASSIGNMENTS"); and

        (iv) all other items required to be delivered by Seller at the Closing pursuant to Section 8.2 of this Agreement or any other provision hereof or any Ancillary Agreement.

        SECTION 2.6. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

        (i) payment of the full amount of the Purchase Price by wire transfer of immediately available funds to an account of Seller designated to Purchaser;

        (ii) executed counterparts of each Ancillary Agreement to which Purchaser is a party; and

        (iii) all other items required to be delivered by Purchaser at the Closing pursuant to Section 8.1 of this Agreement or any other provision hereof or any Ancillary Agreement.

        SECTION 2.7. Unassignable Assets. Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, to the extent that any of the Seller Contracts or any other assets constituting part of the Purchased Assets are not assignable or otherwise transferable to Purchaser or if any of the Licensed Assets may not be licensed to Purchaser without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment, transfer or license would constitute a breach thereof or a violation of any applicable law or agreement with any third party, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained. With respect to each Seller Contract or Licensed Asset whose assignment, transfer or license to Purchaser requires the consent, approval or waiver of another party thereto or any third party, Seller shall use all commercially reasonable efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable. To the extent that the consents, approvals and waivers referred to in this Section are not obtained by Seller, Seller shall use all commercially reasonable efforts to (a) provide to Purchaser, at the request and expense of Purchaser, the financial and business benefits of such Seller Contract or Licensed Asset and (b) enforce, at the request and expense of Purchaser, for the account of Purchaser, any rights of Seller arising from any such Seller Contract (including without limitation the right to elect to terminate such Seller Contract in accordance with the terms thereof upon the advice of Purchaser). With regard to the expenses described in the preceding sentence, Purchaser shall only be responsible for the direct expenses of Seller in connection therewith, and if only a portion of such benefits are provided to Purchaser, Purchaser and Seller shall agree in good faith upon a reasonable pro rata payment by Purchaser of the expenses incurred in connection with such benefits. Purchaser agrees to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this Section. Notwithstanding the foregoing, nothing contained herein shall obligate Seller or Purchaser to expend or pay any amount to third parties to obtain any consents, approvals or waivers.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Purchaser that, except as expressly set forth in the Seller's Disclosure Letter, all of the following statements, representations and warranties are true and correct:

        SECTION 3.1. Organization and Good Standing of Seller. Each of AIM and AMS is a corporation or similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has all requisite corporate power and authority to carry on the Desktop Peripherals Business as now conducted and to enter into this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

        SECTION 3.2. Authorization and Validity. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of all obligations of Seller hereunder and thereunder, has been duly and validly authorized by all necessary corporate and shareholder action on the part of Seller. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Seller. This Agreement constitutes, and, upon Seller's execution of each of the other Ancillary Agreements, each of the other Ancillary Agreements will constitute, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        SECTION 3.3. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby, subject to compliance with the consents required in SCHEDULE 9, do not and will not (a) result in a violation or default in any material respect of any provision of Seller's charter documents or any judgment, order, writ or decree applicable to Seller, (b) constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any of the Seller Contracts or (c) result in the creation of any material Encumbrance on any of the Business Assets.

        SECTION 3.4. Consents. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any governmental entity on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for compliance with the requirements of the HSR Act. SCHEDULE 9 sets forth a true and complete list of each and every Business Asset with respect to which the consent or approval of any third party or governmental authority is required in order for Seller to assign, transfer or license to Purchaser any of the Business Assets or any rights or obligations under Seller Contracts.

        SECTION 3.5.  Title to Purchased Assets and Third Party Assets.

        (a) Purchased Assets. Seller owns all the Purchased Assets (other than Third Party Assets) and has good and marketable title in and to all of the Purchased Assets (other than Third Party Assets), free and clear of all Encumbrances whatsoever. Title to all the Purchased Assets (other than Third Party Assets) is freely transferable from Seller to Purchaser free and clear of all Encumbrances. The Tangible Assets are in good operating condition and repair, subject to normal wear and tear.

        (b) Third Party Assets. Except as set forth on SCHEDULE 9, Seller has the right to transfer the Third Party Assets, without restriction and without material degradation to the rights assigned.

        SECTION 3.6. Seller Contracts. True and complete copies of the Seller Contracts have been made available to Purchaser. To Seller's knowledge, the Seller Contracts are valid, in full force and effect, and enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies). Neither Seller nor, to Seller's knowledge, any other party to any Seller Contract, is in material breach or default in performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of Seller or, to Seller's knowledge, on the part of any other party, to any Seller Contract that is continuing unremedied.

        SECTION 3.7. Litigation. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Seller's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that adversely affects, contests or challenges Seller's authority, right or ability to sell, convey or license any of the Business Assets to Purchaser hereunder or otherwise perform Seller's obligations under this Agreement or any of the Ancillary Agreements. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which adversely affect any of the Business Assets.

        SECTION 3.8. Intellectual Property Rights.

        (a) Ownership. Seller owns or has the right to use pursuant to license, sublicense, agreement, or other valid permission, all Intellectual Property Rights in the Intangible Assets, Product Designs and Purchased Technology Deliverables. Seller has taken reasonable steps to maintain and protect all Intellectual Property Rights in the Intangible Assets, Product Designs and Purchased Technology Deliverables.

        (b) Non-Infringement. To Seller's knowledge, the Business Assets (other than Third Party Assets) have not infringed or violated and currently do not infringe, violate, or misappropriate any Intellectual Property Rights (other than trademarks) of any third party, and no third party has asserted or threatened to assert against Seller any claim of infringement or misappropriation of any such rights. To Seller's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual Property Rights in and to the Business Assets (other than Third Party Assets).

        (c) Licenses. SCHEDULE 10 sets forth each material license Seller has granted to any third party with respect to any Business Asset. SCHEDULE 10 sets forth each material Intellectual Property Right in connection with the development, manufacture, use or sale of the Products that a third party owns and that Seller uses pursuant to a license, sublicense, agreement or other permission, except for licenses entered into in the ordinary course of the Desktop Peripherals Business or standard "shrink-wrap" licenses for off-the-shelf software products.

        SECTION 3.9. Compliance with Laws. To Seller's knowledge, Seller has complied in all material respects with and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation of any country of the world applicable to any of the Business Assets.

        SECTION 3.10. Tax Matters.

        (a) Tax Assessments. There is no claim or assessment pending or, to the knowledge of Seller, threatened, for any alleged deficiency in Tax attributable to Seller or the affiliated group of which Seller is a member (the "SELLER GROUP"), relating to the Business Assets, and, to the knowledge of Seller, there is no audit or investigation with respect to any liability of Seller or the Seller Group for Taxes relating to the Business Assets.

        (b) No Tax Liens. There are (and as of immediately following the Closing there will be) no Encumbrances on any of the Business Assets relating to or attributable to Taxes.

        SECTION 3.11. Employees. Set forth in SCHEDULE 11 is a complete and accurate list, as of the Effective Date, of the employees of Seller who currently work full-time in the Desktop Peripherals Business ("EMPLOYEES"), including, for each Employee, such Employee's title, date of hire and adjusted service date and location at which such Employee is working as of the Effective Date. SCHEDULE 11 sets forth, for each Employee, a true and accurate list of the current annual base salary, their status as exempt or non-exempt, all bonuses, profit sharing, or commissions accrued or payable, any special compensatory or reimbursement arrangements, comp time or other arrangements with such Employees and any other compensatory agreements between such Employee and Seller.

        SECTION 3.12. Pension and Employee Benefit Matters. Neither Seller nor any entity which, within the last 5 years, has been under common control of or affiliated with Seller (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c) or (m) of the Internal Revenue Code, has ever been obligated to contribute to any "multi-employer plan" as such term is defined in Section 3(37) of ERISA. No liability to the Pension Benefit Guaranty Corporation is expected to be incurred in connection with the transactions contemplated hereby.

        SECTION 3.13. Customers. SCHEDULE 12 is a true and complete list of all customers of the Desktop Peripherals Business as of the Effective Date ("CUSTOMERS"). Seller has good commercial working relationships with each of its Customers.

        SECTION 3.14. Year 2000 Matters. None of the Products are date or time sensitive.

        SECTION 3.15. Brokers. Other than Bear, Stearns & Co., Inc., the fees and expenses of whom shall be paid by Seller, Seller has not employed any broker, finder, investment banker or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder, investment banker or agent with respect thereto.

        SECTION 3.16. Restrictive Agreements. No Business Asset is bound or affected by any judgment, injunction, order or agreement that restricts or prohibits its use, or following the Closing, would restrict or prohibit its use, in the Desktop Peripherals Business as presently conducted by Seller.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Seller that, except as set forth in the Purchaser's Disclosure Letter, all of the following statements, representations and warranties are true, accurate and correct:

        SECTION 4.1. Organization and Good Standing. Purchaser is a corporation or similar entity duly organized, validly existing and in good standing under the laws of its jurisdiction and is in good standing under the laws of its jurisdiction of incorporation and in each jurisdiction in which it conducts business. Purchaser has all requisite corporate power and authority to carry on its business as now conducted and to enter into this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

        SECTION 4.2. Authorization and Validity. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of all obligations of Purchaser hereunder and thereunder, has been duly and validly authorized by all necessary corporate and shareholder action on the part of Purchaser. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Purchaser. This Agreement constitutes, and the other Ancillary Agreements when executed and delivered, will constitute, valid and legally binding obligations of Purchaser, as applicable, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        SECTION 4.3. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (a) result in a violation or default in any material respect of any provision of Purchaser's charter documents or any judgment, order, writ or decree applicable to Purchaser, or (b) constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract of Purchaser or (c) result in the creation of any material Encumbrance on any of Purchaser's assets.

        SECTION 4.4. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental entity or third party on the part of Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for compliance with the requirements of the HSR Act.

        SECTION 4.5. Litigation. There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Purchaser's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that may adversely affect, contest or challenge Purchaser's authority, right or ability to purchase or receive licenses to any of the Business Assets from Seller hereunder or otherwise perform Purchaser's obligations under this Agreement or any of the Ancillary Agreements.

        SECTION 4.6. Brokers. Neither Purchaser, nor any of its affiliates has employed any broker, finder or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto.

                                    ARTICLE V

                                    COVENANTS

        SECTION 5.1. Conduct of Business Prior to the Closing. Seller agrees that, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will carry on the Desktop Peripherals Business in the ordinary course and consistent with Seller's past practice (taking into account the sale of the Purchased Assets contemplated hereby and Seller's other agreements hereunder) except for such actions of Seller as may be contemplated by this Agreement or agreed to by Purchaser. Without limiting the foregoing, during the period described in the preceding sentence, except in the ordinary course and consistent with Seller's past practice or as agreed to by Purchaser, Seller agrees not to: (i) sell, transfer, assign, convey, license, move, relocate, encumber or otherwise dispose of any of the Purchased Assets; (ii) transfer any Employee to any other division or position of employment within Seller; (iii) terminate the employment of any Employee; (iv) materially change the base salary or bonus of any Employee or establish a bonus plan or any new employee benefits for any Employee without Purchaser's prior written approval; or (v) encourage any Employee to accept any offer of employment other than by Purchaser.

        SECTION 5.2. Consent of Third Parties. Seller shall use all commercially reasonable efforts to obtain the consent in writing of all persons, if any, necessary to permit Seller to assign and transfer all of the Purchased Assets free and clear of all material Encumbrances, and license all of the Licensed Assets, to Purchaser.

        SECTION 5.3. Access to Information. From the Effective Date until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will afford to the representatives of Purchaser, including its counsel and auditors, during normal business hours, access to any and all of the Business Assets to the end that Purchaser may have a reasonable opportunity to make such a full investigation of the Business Assets in advance of the Closing Date as it shall reasonably desire, and the officers of Seller will confer with representatives of Purchaser and will furnish to Purchaser, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Purchaser may reasonably request, and Seller will furnish to Purchaser's auditors all consents and authority that they may reasonably request in connection with any such examination.

        SECTION 5.4. Use of Facilities; Manufacturing Services. For a period of up to three months following the Closing Date, Seller shall permit Purchaser to occupy and use certain facilities of the Seller, according to the terms and conditions of the Facilities Agreement. For a period of up to nine months following the Closing Date, Seller will provide Purchaser with certain fabrication, manufacturing and testing services for the Products, according to the terms and conditions of the Manufacturing Agreement.

        SECTION 5.5 Further Actions. Each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be required to carry out the provisions of this Agreement and the Ancillary Agreements, to cause the conditions to Closing set forth in
Article VIII to be fulfilled as promptly as possible, and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. In case at any time after the Closing Date any further action is necessary or desirable to carry out the provisions of this Agreement or the Ancillary Agreements, each of the parties will take such further action (including the execution and delivery of such further instruments and documents). Seller will sign and deliver any and all instruments and documents necessary or appropriate to fully effect and perfect the transfer or license, as the case may be, to Purchaser of the Business Assets. If the Employee interviews described in clause (ii) of the penultimate sentence of
Section 6.1 identify tangible assets which are owned by Seller, are not being transferred to Purchaser pursuant to this Agreement, and are used by an Employee in the ordinary course of performing services in the Desktop Peripherals Business, Seller and Purchaser shall, in good faith, determine whether such asset should be (1) transferred to Purchaser without additional cost, (2) sold to Purchaser in a separate transaction for additional consideration or (3) retained by Seller.

        SECTION 5.6. Confidentiality.

        (a) All copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, manufacturing processes and procedures, formulae, methodologies, inventions, product designs, product specifications and drawings, and other confidential and/or proprietary information of a party (the "DISCLOSING PARTY") disclosed to the other party (the "NON-DISCLOSING PARTY") in the course of negotiating the transactions contemplated by this Agreement ("CONFIDENTIAL INFORMATION") will be held in strict confidence and not used or disclosed by the Non-Disclosing Party or any of its employees, affiliates or stockholders and, upon termination of this Agreement in accordance with its terms and upon the Disclosing Party's written request to the Non-Disclosing Party, will be promptly destroyed by the Non-Disclosing Party or returned to the Disclosing Party. The Non-Disclosing Party's employees, affiliates and stockholders will not be given access to Confidential Information except on a "need to know" basis. It is agreed that Confidential Information will not include information that: (a) is proven to have been known to the Non-Disclosing Party prior to receipt of such information from the Disclosing Party; (b) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to the Disclosing Party; (c) is now, or later becomes part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by the Non-Disclosing Party; or (d) is proven to be independently developed by the Disclosing Party without the use of any Confidential Information. The provisions of this Section 5.6(a) shall supersede the provisions of the letter agreement, dated as of October 6, 1998, between Purchaser and Bear Stearns & Co., Inc., on behalf of Seller (the "CONFIDENTIALITY AGREEMENT"); provided, however, that upon the termination or expiration of this Agreement, the Confidentiality Agreement shall continue in full force and effect as a binding agreement between Purchaser and Seller.

        (b) At all times following the Closing, Seller will: (i) continue to hold all Confidential Information which constitutes Purchased Assets (collectively, "ACQUIRED CONFIDENTIAL INFORMATION") in strict confidence, (ii) will not use for itself or third parties any Acquired Confidential Information, and (iii) upon Purchaser's request, promptly destroy or deliver to Purchaser any Acquired Confidential Information in Seller's possession or control; provided, that Seller may internally use the original copies of all Business Records solely to prepare and file Tax returns and prepare Seller's financial statements, and Seller may disclose any Acquired Confidential Information as may be required to comply with requests from all governmental agencies; provided, further, that Seller must provide Purchaser with prior written notice of any proposed disclosure to government agencies and with respect to the U.S. Securities and Exchange Commission, an opportunity to seek confidential treatment of such proposed disclosure. It is agreed that Acquired Confidential Information will not include information that is now, or later becomes, part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by Seller. Following the Closing, Purchaser's obligations pursuant to Section 5.6(a) shall terminate with respect to Confidential Information which constitutes Acquired Confidential Information.

        SECTION 5.7. Public Announcements. On and prior to the Closing Date, Purchaser and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated hereby. Purchaser and Seller will agree in good faith on the text and timing of any public disclosure prior to the Closing or with respect to such matters, except as may be required by law, court process, securities exchange listing agreement or the rules of the National Association of Securities Dealers.

        SECTION 5.8. Books and Records. If, in order properly to prepare documents required to be filed with governmental authorities (including Tax authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Business Assets, and such information is in the possession of any other party hereto, such party agrees to use all commercially reasonable efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information. From and after the Effective Date and continuing after the Closing, Seller shall cooperate with Purchaser and provide to Purchaser at Purchaser's expense all financial information that may be required to enable Purchaser to comply with all applicable laws, rules and regulations, and any governmental filing requirements, with respect to reporting and reflecting the transactions contemplated by this Agreement and the Ancillary Agreements.

        SECTION 5.9. Regulatory and Other Authorizations; Consents.

        (a) Efforts. Each party hereto will use all commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as is practicable after the date hereof and to supply promptly any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Without limiting the generality of the parties' undertakings pursuant to this Section, the parties shall use all commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust or similar law by the Federal Trade Commission, the Department of Justice or any other United States federal or state, or non-U.S. government or governmental authority (an "ANTITRUST AUTHORITY") or any other party of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the Purchased Assets in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust or similar law, each of the parties hereto shall cooperate and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction, unless by mutual agreement the parties decide that litigation is not in their respective best interests.

        (b) Communications. Each party hereto shall promptly inform the other of any communication between such party and an Antitrust Authority regarding any of the transactions contemplated hereby. If any party or any affiliate of such party receives a request for additional information or for documents or any material from an Antitrust Authority, or an Antirust Authority makes any objection with respect to the transactions contemplated hereby, then such party shall use all commercially reasonable efforts to promptly resolve such request or such objections. Each party shall use all commercially reasonable efforts to provide prior disclosure to, and coordinate with the other parties and their counsel in connection with the submission of written materials by such party to an Antitrust Authority in connection with HSR Act compliance or the merger control or competition regulations of any other country, and prior to initiating any oral communications with such Antitrust Authorities by such party. Each party hereto will cooperate in connection with reaching any understandings, undertakings or agreements (oral or written) involving an Antitrust Authority in connection with the transactions contemplated hereby.

        SECTION 5.10. Taxes. To the extent that failure to do so could materially adversely affect the Business Assets, Seller shall, (a) continue to file within the time period for filing all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete, and (b) pay when due any and all Taxes attributable to or levied or imposed upon the Business Assets for periods (or portions thereof) through the Closing Date.

        SECTION 5.11. Export Compliance. Without prior authorization of the United States Office of Export Administration, neither Seller nor Purchaser shall knowingly export or reexport (including but not limited to delivery to a foreign national) directly or indirectly any technical data received from the other party, any technical data relating to the commodities received from the other party or any immediate products (including processes and services) produced directly by use of any of such technical data to any country to the extent such export or reexport violates the Export Control Regulations of the Bureau of International Commerce of the United States Department of Commerce.

        SECTION 5.12. No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees, agents or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing evaluation material or other information regarding the Desktop Peripherals Business or the Business Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal, concerning the sale of the Desktop Peripherals Business or all or a portion of the Business Assets, or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any person concerning the sale of the Business Assets.

        SECTION 5.13. Accounts Receivable.

        (a) Promptly, but in no event more than fifteen business days, following the Effective Date, Purchaser shall arrange with a bank or other financial institution approved in writing by Seller (THE "A/R BANK") to open a "lockbox" bank account (THE "LOCKBOX ACCOUNT") for the purpose of receiving payments of accounts receivable in respect of the Desktop Peripherals

Business, including the Closing Accounts Receivable. Seller and Purchaser shall agree in good faith upon written instructions to be given to the A/R Bank (which shall be irrevocable unless rescinded by both Seller and Purchaser) which shall provide that (i) all deposits to and withdrawals from such account shall be promptly reported to both Seller and Purchaser, (ii) that such account shall be managed in accordance with the provisions of this Section, and (iii) that upon receipt of written notice by either Seller or Purchaser that a dispute regarding such account has arisen between the parties, that no amounts shall be paid out of such account until the A/R Bank has received written notice from both parties that such dispute has been resolved.

        (b) Not less than two days prior to the Closing, Seller shall deliver to Purchaser a detailed summary (by customer and Product) of the Closing Accounts Receivable. Immediately following the Closing, Seller shall send to each customer of the Desktop Peripherals Business who owes a receivable included in the Closing Accounts Receivable (such receivable, a "RCAR"), an instruction that all receivables in respect of Products sold to such customer shall be paid to the Lockbox Account. Purchaser will use its good faith efforts to have each such customer pay in full all receivables included in the Closing Accounts Receivable. The parties agree that for any customer which has a RCAR, all payments received from or on behalf of such customer for a Product which is included in a RCAR (whether or not such payment is in respect of the RCAR) shall be allocated to the RCAR for such Product of such customer. Upon payment in full of all RCARs of a customer, Purchaser shall have no further obligations under this Section in respect of the receivables of such customer.

        (c) The A/R Bank shall promptly transfer all payments deposited into the Lockbox Account in respect of RCARs (or allocated to RCARs pursuant to paragraph
(b) of this Section) 95 % to Seller and 5% to Purchaser. Purchaser will allow Seller and its representatives to have reasonable access to the books and records of Purchaser in order to verify ongoing compliance by Purchaser with its covenants set forth in this Section.

        SECTION 5.14. Third Party Software. In respect of any software owned by a third party and loaded on any hardware purchased by Purchaser under this Agreement, Purchaser shall promptly either obtain a license for such software or destroy such software. Purchaser shall be liable for, and shall indemnify and hold harmless Seller from, any and all liabilities and expenses (including the fees and expenses of counsel) arising in connection with Purchaser's failure to obtain such licenses or destroy such software.

        SECTION 5.15. Third Party Tools. Seller shall use all commercially reasonable efforts to have licenses to the third party tools (as set forth in Schedule 13) transferred to Purchaser, which licenses shall be in an amount approximately equal to the number of Hired Employees.

        SECTION 5.16. Survival of Covenants. Each of the covenants set forth in Sections 5.4, 5.5, 5.6, 5.7, 5.8, 5.10, 5.12, 5.13, 5.14, 5.15 and 5.16 shall survive the Closing. The covenants set forth in Sections 5.6(a) and 5.7 shall survive the termination or expiration of this Agreement according to their terms.

                                   ARTICLE VI

                                EMPLOYEE MATTERS

        SECTION 6.1. Offers to Employees; Hired Employees.

        (a) Within ten business days after the Effective Date, Purchaser agrees to make written offers of employment to at least 90% of the Employees, which offers ("QUALIFIED OFFERS") shall contain (i) salary and benefits terms in the aggregate comparable to, or more favorable to the Employee than, the terms of such Employee's employment with Seller and (ii) any other terms and conditions agreed upon in writing by Seller and Purchaser. Each Qualified Offer shall be contingent upon, and effective upon, the Closing. Seller agrees that, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will provide Purchaser with reasonable access to and the opportunity to meet and interview each Employee for the purposes of (i) negotiating offers of employment contingent upon the Closing and (ii) identifying the assets and tools used by such Employee in the ordinary course of performing services in the Desktop Peripherals Business. Upon any termination of this Agreement, the non-solicitation and non-employment provisions of the Confidentiality Agreement shall be in full force and effect.

        (b) An Employee hired by Purchaser pursuant to a Qualified Offer shall be referred to herein as a "HIRED EMPLOYEE." Purchaser agrees that each Hired Employee shall, for the purposes of any benefits or privileges accruing to employees of Purchaser or its affiliates based upon seniority or length of service, be given full credit for such Hired Employee's period of employment with Seller, and that each Qualified Offer shall include such commitment.

        SECTION 6.2. Employee Obligations of Purchaser. Purchaser shall be liable for and shall indemnify and hold Seller and its affiliates harmless from, any and all liabilities with respect to (i) the employment by Purchaser or termination of employment by Purchaser of any past, current or future employee or consultant of Purchaser or any of its affiliates, including without limitation, Hired Employees after the Closing Date (collectively, "PURCHASER EMPLOYEES"), whether in connection with the transactions contemplated hereby or otherwise; (ii) any claims of discrimination under state or federal law arising from a Purchaser Employee's employment or service with or termination by Purchaser; (iii) any withholding or employment Taxes with respect to any Purchaser Employees which accrue or become payable during the period of such Purchaser Employee's employment or service with Purchaser or any affiliate of Purchaser or arise out of the termination of such person's employment with Purchaser or any affiliate of Purchaser; (iv) any other claims or obligations arising out of the terms and conditions of employment by Purchaser or any of its affiliates of any Purchaser Employee, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; or (v) any duties or obligations of Purchaser or administrators under any existing or future employee benefit plans or arrangements maintained by Purchaser with respect to Purchaser Employees. Purchaser shall be responsible for filing all employment Tax returns with respect to Purchaser Employees attributable to periods of employment or service with Purchaser or any affiliate of Purchaser.

        SECTION 6.3.  Employee Obligations of Seller.

        (a) Seller shall be liable for and shall indemnify and hold Purchaser and its affiliates harmless from, any and all liabilities with respect to: (i) the employment by Seller or termination of employment by Seller of any past, current or future employee or consultant of Seller or any of its affiliates (collectively, "SELLER EMPLOYEES"); (ii) any claims of discrimination under state or federal law arising from a Seller Employee's employment or service with or termination by Seller; (iii) any withholding or employment Taxes with respect to any Seller Employees which accrue or become payable during the period of such Seller Employee's employment or service with Seller or any affiliate of Seller or arise out of the termination of such person's employment with Seller or any affiliate of Seller; (iv) any other claims or obligations arising out of the terms and conditions of employment by Seller or any of its affiliates of any Seller Employee, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; or (v) any duties or obligations of Seller or administrators under any existing or future employee benefit plans or arrangements maintained by Seller with respect to Seller Employees. Seller shall be responsible for filing all employment Tax returns with respect to Seller Employees attributable to periods of employment or service with Seller or any affiliate of Seller.

        (b) Seller shall pay to all Employees (including, without limitation, Hired Employees) terminated by Seller, any liability for accrued vacation, sick leave or similar accrued benefits with respect to such Employees attributable to periods of employment or service with Seller, consistent with Seller's policies and applicable law, and shall make such payment within the statutory time period therefor.

        (c) Seller agrees to comply with the provisions of any statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of the Desktop Peripherals Business or the termination, re-assignment, re-location or change in position of any Employee in connection with the transactions contemplated hereby.

        SECTION 6.4. No Solicitation; No Hire. Except as provided by law, for a period of one year after the Closing Date, without Purchaser's written permission, Seller shall not actively solicit any Employee to become an employee of Seller or any Hired Employee to terminate his or her employment with Purchaser. For purposes of this Section, the term "actively solicit" shall not mean or include the placement of advertisements, participation in career days, utilizing headhunters or placement agencies or responding to unsolicited inquiries, applications or resumes. Seller shall not hire or rehire for a period of ninety days after the Closing any Employee to whom Purchaser makes a Qualified Offer.

        SECTION 6.5. Survival. Each of the agreements and covenants set forth in this Article VI shall survive the Closing.

                                   ARTICLE VII

                                   TAX MATTERS

        SECTION 7.1. Transaction Taxes. Purchaser shall be responsible for, and shall defend, indemnify and hold harmless Seller from and against any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees (including all real estate transfer taxes) incurred, or that may be payable to any taxing authority, in connection with, the transactions contemplated by this Agreement (collectively, "TRANSACTION TAXES"). Seller and Purchaser shall use all commercially reasonable efforts to cooperate in order to minimize the Transaction Taxes and any Taxes to be paid or withheld in connection with the transactions contemplated by the License Agreement.

        SECTION 7.2. Other Taxes. Seller is and shall remain solely responsible for all tax matters arising from or relating to the Purchased Assets and related businesses on or prior to the Closing Date ("PRE-CLOSING PERIOD"). Seller shall indemnify and hold harmless Purchaser from any liability for, or arising out of or based upon, or relating to any Tax matter arising from the Purchased Assets and related businesses during the Pre-Closing Period. Purchaser shall be solely responsible for all tax matters arising from or relating to the Purchased Assets and related businesses beginning after the Closing Date ("POST-CLOSING PERIOD"). Purchaser shall indemnify and hold harmless Seller from any liability for, or arising out of or based upon, or relating to any Tax matter arising from the Purchased Assets and related businesses during the Post-Closing Period. Seller and Purchaser shall cooperate concerning all tax matters relating to this division of responsibility, including, but not limited to, the filing of Tax returns and other governmental filings associated therewith.

                                  ARTICLE VIII

                            CONDITIONS TO THE CLOSING

        SECTION 8.1. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Accuracy of Representations and Warranties; Covenants. The representations and warranties of Purchaser contained in Article IV of this Agreement (as qualified by Purchaser's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate of Purchaser, dated as of the Closing Date, to such effect signed by an officer thereof.

        (b) HSR Act; No Order. Any waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated. No federal, state or other governmental authority or other agency or commission or federal, state or other court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement and/or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use all commercially reasonable efforts to have any such order or injunction vacated.

        (c) Opinion. Seller shall have received an opinion of Purchaser's counsel with respect to each of the matters set forth in EXHIBIT F hereto.

        SECTION 8.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a) Accuracy of Representations and Warranties; Covenants. The representations and warranties of Seller contained in Article III of this Agreement (as qualified by Seller's Disclosure Letter) shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and all the covenants contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Purchaser shall have received a certificate of Seller, dated as of the Closing Date, to such effect signed by an officer thereof.

        (b) HSR Act; No Order. Any waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated. No federal, state or other governmental authority or other agency or commission or federal, state or other court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement and/or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the parties hereto shall use all commercially reasonable efforts to have any such order or injunction vacated.

        (c) Opinion. Purchaser will have received an opinion of AIM's counsel, Fenwick & West LLP, with respect to each of the matters set forth in EXHIBIT G hereto.

        (d) Inventory. Seller shall have determined the Inventory Adjustments and calculated the Net Inventory Price Adjustment, and delivered to Purchaser a detailed summary thereof, certified by an officer of Seller as true, accurate and complete.

        (e) No Material Adverse Change. There shall have been no material adverse change in or with respect to the value of the Business Assets.

                                   ARTICLE IX

                             TERMINATION AND WAIVER

        SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

        (a) by the mutual written consent of Seller and Purchaser; or

        (b) by either Seller or Purchaser at any time prior to Closing, if the other commits a material breach of this Agreement that is not cured within twenty days after written notice thereof; or

        (c) by either Seller or Purchaser, if the Closing shall not have occurred prior to the six month anniversary of the Effective Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

        (d) by either Seller or Purchaser if a permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which would make illegal or otherwise restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been issued and shall have become final and nonappealable.

        SECTION 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void (excepting only those provisions hereof that by their terms survive the termination of this Agreement) and there shall be no liability on the part of any party hereto; provided that nothing herein shall relieve either party from liability for any willful breach hereof.

        SECTION 9.3. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party to be bound thereby.

                                    ARTICLE X

                                 INDEMNIFICATION

        SECTION 10.1. Loss Defined; Indemnitees. For purposes of this Article X, the term "LOSS" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation, injury or amounts paid in settlement, together with reasonable costs and expenses, including the reasonable attorneys' and experts' fees, court costs, arbitration costs, filing fees and other legal costs and expenses relating thereto. As used in this
Article X, the term "PURCHASER INDEMNITEES" means and includes Purchaser and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser and its successors and assigns. As used in this Article X, the term "SELLER INDEMNITEES" means and includes Seller and any present or future officer, director, employee, affiliate, stockholder or agent of Seller and its successors and assigns.

        SECTION 10.2. Indemnification by Seller. Seller agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 10.6(a) hereof), to indemnify the Purchaser Indemnitees against, and to hold the Purchaser Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to:

        (a) the failure of any representation or warranty of Seller contained in this Agreement, (including any schedule or exhibit hereto), to be true and correct as of the Effective Date or as of the Closing Date or the failure of any representation or warranty contained in the Ancillary Agreements to be true and correct as of the Closing Date;

        (b) the breach or violation by Seller of any covenant or agreement of Seller contained in this Agreement (including any schedule or exhibit hereto) or the Ancillary Agreements;

        (c) except for the Assumed Liabilities, the operation or management of the Desktop Peripherals Business or the Business Assets at any time or times on or prior to the Closing Date and, except as otherwise provided in Article VI hereof, any charges or actions brought by employees, agents or representatives of Seller arising out of or based upon events occurring on or prior to the Closing Date;

        (d) any material Encumbrance upon the Purchased Assets existing at the Closing;

        (e) any of the Excluded Assets or any other obligation or liability of Seller not expressly assumed by Purchaser under this Agreement or the Ancillary Agreements; or

        (f) liability for noncompliance with any bulk sales, bulk transfer or fraudulent conveyance laws applicable to the transactions contemplated by this Agreement.

        SECTION 10.3. Indemnification by Purchaser. Purchaser agrees, subject to the other terms, conditions and limitations of this Agreement (including the provisions of Section 10.6(b) hereof), to indemnify the Seller Indemnitees against, and to hold the Seller Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to:

        (a) the failure of any representation or warranty of Purchaser contained in this Agreement (including any schedule or exhibit hereto), to be true and correct as of the Effective Date or as of the Closing Date or the failure of any representation or warranty contained in the Ancillary Agreements to be true and correct as of the Closing Date;

        (b) the breach or violation by Purchaser of any covenant or agreement of Purchaser contained in this Agreement (including any schedule or exhibit hereto) or the Ancillary Agreements;

        (c) the Assumed Liabilities (provided that Warranty Claims shall be covered under the provisions of Section 10.4); or

        (d) the operation of the Desktop Peripherals Business and sale and license of the Products by Purchaser after the Closing Date.

        SECTION 10.4. Warranty Claims. Seller and Purchaser acknowledge that, after the Closing, Purchaser will be in a better position to satisfy any warranty claim, product liability claim or any other claim that is made or asserted by any third party that relates to any product defects of any of the Products, or any returned Products (collectively, "WARRANTY CLAIMS"). Purchaser agrees to satisfy all Warranty Claims, and, without regard to the provisions of
Section 10.6(b), indemnify the Seller Indemnitees against, and to hold the Seller Indemnitees harmless from, all Loss arising out of, resulting from, caused by or attributable to any Warranty Claims, whether arising out of the sale by Seller of Products prior to the Closing ("PRE-CLOSING WARRANTY CLAIMS"), or the sale of Products by Purchaser after the Closing; provided, that, with respect to Losses arising out of Pre-Closing Warranty Claims: (1) Purchaser shall indemnify and hold the Seller Indemnitees harmless only for the first $150,000 of such Pre-Closing Warranty Claims, and (2) subject to the satisfaction of such $150,000 amount, Seller shall indemnify and hold the Purchaser Indemnitees harmless from all Losses arising out of Pre-Closing Warranty Claims in excess of such $150,000 amount. The Purchaser Indemnitees may not bring any claim for indemnification by Seller under this Section 4 in respect of Pre-Closing Warranty Claims after the one year anniversary of the Closing Date.

        SECTION 10.5. Procedures for Indemnification.

        (a) As used herein, an "INDEMNIFIED PARTY" means a Purchaser Indemnitee seeking indemnification pursuant to Section 10.2 hereof or a Seller Indemnitee seeking indemnification pursuant to Section 10.3 hereof. The Indemnified Party agrees to give the other party ("INDEMNITOR") prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "THIRD PARTY CLAIM") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article X (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No delay on the part of an Indemnified Party in giving the Indemnitor notice of a Third Party Claim shall relieve the Indemnitor from any obligation hereunder unless the Indemnitor is prejudiced thereby.

        (b) Within twenty days of delivery of such written notice, the Indemnitor may, at the expense of the Indemnitor, elect to take all necessary steps properly to contest any Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement; provided, that without the prior written consent of an Indemnified Party, the Indemnitor will not enter into any settlement of a Third Party Claim which would lead to liability or create any financial or other obligation on the part of such Indemnified Party for which such Indemnified Party is not indemnified hereunder. If the Indemnitor makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings. If the Indemnitor does not make such election or if the Indemnitor fails to take reasonable steps necessary to diligently defend such Third Party Claim within twenty days after receiving notice from the Indemnified Party that the Indemnified Party believes that the Indemnitor has failed to take such steps, an Indemnified Party shall be free to handle the prosecution or defense of any such Third Party Claim, will take all necessary steps to contest the Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to such Indemnified Party at the sole cost and expense of the Indemnitor (including reasonable attorney's and expert's fees and expenses and court and arbitration costs), will notify the Indemnitor of the progress of any such Third Party Claim, will permit the Indemnitor, at the sole cost of the Indemnitor, to participate in such prosecution or defense and will provide the Indemnitor with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof. In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. Notwithstanding the foregoing, if an Indemnified Party is offered a written settlement proposal by a third party that has as its sole component the payment of money by the Indemnified Party and the Indemnitor recommends to the Indemnified Party in writing that it accept such settlement proposal (the "SANCTIONED SETTLEMENT") and the Indemnified Party refuses to accept such settlement proposal, in such event if the ultimate settlement terms agreed to by the Indemnified Party with such third party or the final monetary damages award against the Indemnified Party (either, a "FINAL SETTLEMENT AMOUNT"), is greater than the amount of the Sanctioned Settlement, the Indemnified Party shall be responsible for the differential between the Final Settlement Amount and the Sanctioned Settlement and the Indemnitor's liability shall be limited to the amount specified in the Sanctioned Settlement.

        SECTION 10.6. Limitations on Indemnification.

        (a) Limits on Seller Indemnification.

            (i) Seller shall not be required to provide indemnification under
Section 10.2 unless and until the aggregate Loss for which one or more Purchaser Indemnitees seeks indemnification thereunder exceeds an aggregate of five hundred thousand dollars ($500,000), in which event Seller shall be liable to indemnify the Purchaser Indemnitees for aggregate Loss which exceeds five hundred thousand dollars ($500,000).

            (ii) The maximum aggregate Loss recoverable by Purchaser Indemnitees (considered together as a group) against Seller under Section 10.2 and 10.4, in the aggregate, shall not exceed ten million dollars ($10,000,000).

        (b) Limits on Purchaser Indemnification.

            (i) Purchaser shall not be required to provide indemnification under
Section 10.3 unless and until the aggregate Loss for which one or more Seller Indemnitees seeks indemnification thereunder exceeds an aggregate of five hundred thousand dollars ($500,000), in which event Purchaser shall be liable to indemnify the Seller Indemnitees for aggregate Loss which exceeds five hundred thousand dollars ($500,000).

            (ii) The maximum aggregate Loss recoverable by Seller Indemnitees (considered together as a group) against Purchaser under Section 10.3 and 10.4, in the aggregate, shall not exceed ten million dollars ($10,000,000).

        (c) Time Limits. Notwithstanding anything herein to the contrary, no claim for indemnification under Sections 10.2 or 10.3 may be brought after the two year anniversary of the Closing Date.

        SECTION 10.7. Exclusive Remedy. From and after the Closing Date, the foregoing provisions of Article X, together with the other specific indemnifications and allocations of liability specified in other Sections or Articles of this Agreement and/or the Ancillary Agreements, are the sole and exclusive remedy of an Indemnified Party for a breach of a representation, warranty, covenant or agreement of the other party contained in this Agreement or any Ancillary Agreement.

                                   ARTICLE XI

                               DISPUTE RESOLUTION

        SECTION 11.1. Management Negotiation.

        (a) Purchaser and Seller shall attempt to resolve disputes between the Purchaser and the Seller arising out of or in connection with this Agreement through good faith negotiations as provided herein. The parties agree that disputes shall be fully discussed by representatives of Purchaser and the Seller involved in the dispute in an attempt to achieve a prompt resolution of such dispute. In the event that such dispute shall not be promptly resolved by the mutual agreement of such representatives, the dispute shall be submitted to senior management representatives of Purchaser and Seller. Such senior management representatives of Purchaser and Seller shall meet and fully discuss such dispute in an attempt to achieve a prompt resolution of the dispute. If such dispute is not promptly resolved by the mutual agreement of such senior management representatives of Purchaser and Seller, Purchaser and Seller shall be free to exercise any of the remedies available to it (i) pursuant to the terms of this Agreement or (ii) otherwise at law or in equity.

        (b) Purchaser and Seller acknowledge that, from time to time, certain material disputes arising out of or in connection with this Agreement may objectively require immediate resolution. Accordingly, any such dispute may, at the option of either the Purchaser or the Seller, be processed through an abbreviated mediation process. Such abbreviated mediation process shall entail submitting any such dispute to the senior management representatives of each of the Purchaser and Seller designated by each of the Purchaser and the Seller for a prompt and expeditious resolution. In the event that a prompt and expeditious resolution of such dispute is not achieved through the mutual agreement of such senior management representatives of the Purchaser and the Seller, Purchaser and Seller shall be free to exercise any of the remedies available to it (i) pursuant to the terms of this Agreement or (ii) otherwise at law or in equity.

        (c) Purchaser and Seller agrees to act reasonably and in good faith in connection with all matters arising out of or in connection with this Agreement that are submitted to the mediation process set forth in this Article XI.

        SECTION 11.2. Waiver of Jury Trial. The parties hereby waive trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement, the Ancillary Agreements or the transactions contemplated thereby.

                                   ARTICLE XII

                               GENERAL PROVISIONS

        SECTION 12.1. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 12.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by courier service, by telecopy (confirmed in writing), or by registered or certified mail (postage prepaid, return receipt requested), and shall be deemed to have been duly given or made upon actual delivery, or if mailed by registered or certified mail, on the third business day following deposit in the mails, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Seller:

                      Adaptec, Inc.
                      691 South Milpitas Blvd.
                      Milpitas, California 95035
                      Attention:  General Counsel
                      Telecopy:   408-957-7137

                      with a copy to:

                      Fenwick & West LLP
                      Two Palo Alto Square
                      Palo Alto, California 94306
                      Attention:  Dennis R. DeBroeck
                                  Timothy A. Covington
                      Telecopy:   650-494-1417

        (b) if to Purchaser:

                      STMicroelectronics, Inc.
                      1310 Electronic Drive
                      Carollton, Texas 75006
                      Attention:  General Counsel
                      Telecopy:  972-466-7044

        SECTION 12.3. Headings; Disclosure. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. A disclosure made in any section of Purchaser's Disclosure Letter or Seller's Disclosure Letter, respectively, with respect to a representation made in this Agreement may apply to or qualify any other representation made by such party in this Agreement.

        SECTION 12.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        SECTION 12.5. Survival. The representation and warranties made herein shall survive until the two year anniversary of the Closing Date.

        SECTION 12.6. Entire Agreement. This Agreement, the Ancillary Agreements, the Confidentiality Agreement and any other written agreement between Seller and Purchaser entered into contemporaneously with this Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

        SECTION 12.7. Assignment. This Agreement shall not be assigned by Purchaser or Seller without the prior written consent of the non-assigning party; provided, however, that, subject to the parties' obligations under
Section 7.1, either party may assign all or a portion of its rights and obligations hereunder to one or more wholly-owned subsidiaries or affiliates of such party. Any purported assignment not permitted by this Section shall be void.

        SECTION 12.8. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including but not limited to any Employee or Hired Employee, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No statement, reference or disclosure set forth in this Agreement, the Ancillary Agreements or the exhibits or schedules thereto constitutes an admission (express or implied) of any liability or obligation of the parties hereto to any third party, nor an admission (express or implied) against any such party's interests.

        SECTION 12.9. Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

        SECTION 12.10. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State. Each party irrevocably consents to submit to the exclusive jurisdiction of any federal or state court located in the State of California for any lawsuits, actions or proceedings with respect to this Agreement or the transactions contemplated hereby. Each party irrevocably agrees to waive any objection to the laying of venue in the federal or state courts located in Santa Clara County, California, and further agrees not to plead in any such court that any such lawsuit, action or proceeding has been brought in an inconvenient forum. The provisions of this Section shall survive termination of this Agreement.

        SECTION 12.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 12.12. No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

        SECTION 12.13. Bulk Sales. Purchaser waives compliance by Seller with any applicable bulk sales or bulk transfer laws of any applicable jurisdiction.

        IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            ADAPTEC, INC.

                                            ADAPTEC MFG. (S) PTE. LTD.

                                            STMICROELECTRONICS, INC.

                             EXHIBITS AND SCHEDULES


EXHIBITS
--------
Exhibit A      Form of Assignment and Assumption Agreement

Exhibit B      Form of Bill of Sale

Exhibit C      Form of Facilities Agreement

Exhibit D      Form of License Agreement

Exhibit E      Form of Manufacturing Agreement

Exhibit F      Opinion of Purchaser's Counsel

Exhibit G      Opinion of Seller's Counsel

Exhibit H      Form of Patent Assignment

Exhibit I      Form of Mask Work Assignment

SCHEDULES
---------

Schedule 1     Assumed Liabilities

Schedule 2     Intangible Assets

Schedule 3     Inventory

Schedule 4     Products

Schedule 5     Product Designs

Schedule 6     Seller Contracts

Schedule 7     Tangible Assets

Schedule 8     Purchased Technology Deliverables

Schedule 9     Required Consents

Schedule 10    Licenses

Schedule 11    Employees

Schedule 12    Customers

Schedule 13    Certain Excluded Assets